UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 14, 2005

Monolithic System Technology, Inc.

(Exact name of registrant as specified in its charter)

000-32929

(Commission File Number)

Delaware	77-0291941
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

755 N. Mathilda Avenue

Sunnyvale, California 94085

(Address of principal executive offices, with zip code)

(408) 731-1800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 14, 2005, Monolithic System Technology, Inc. (“MoSys” or the “Company”) fully accelerated the vesting of all outstanding stock options granted under the Company’s Amended and Restated 2000 Stock Option and Equity Incentive Plan (the “2000 Plan”) that have an exercise price greater than or equal to $7.42 and were granted before April 19, 2004, pursuant to the authorization of the Compensation Committee of the board of directors.  As a result of this action, options to purchase approximately 220,000 shares of the Company’s common stock became immediately exercisable. This includes options to purchase 2,500 shares of common stock held by Carl E. Berg, Director, and options to purchase 25,000 shares of common stock held by Wingyu Leung, Director, Executive Vice President, and Chief Technical Officer.

The purpose of the accelerated vesting of these options is to eliminate the compensation expense that MoSys would otherwise recognize in its consolidated statement of operations in future periods upon the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”). SFAS 123R generally will require that all share-based payments to employees, including grants of stock options, be recognized as compensation expense in MoSys’s consolidated financial statements based on their fair values. SFAS 123R will become effective for MoSys on January 1, 2006.

Mosys believes that this option vesting acceleration will eliminate approximately $1.1 million of stock-based compensation expense that would have been recorded over the remaining terms of the affected options under SFAS No. 123R. Mosys will report all of the compensation expense related to the affected options for disclosure purposes only in its fourth quarter 2005 financial statements.

  Options to purchase approximately 3,284,000 shares of common stock, with per share exercise prices below $7.42, have not been accelerated and remain subject to time-based vesting.

Item 7.01. Regulation FD Disclosure.

(1)           On December 14, 2005, pursuant to authorization by the Compensation Committee of the board of directors, the Company commenced an offer of restricted shares of its common stock to U.S. employees holding outstanding options to purchase common stock granted before April 19, 2004 having an exercise price of $7.42 or more per share upon the surrender of such options for cancellation.  These shares will be issued pursuant to the 2000 Plan.  If all eligible options are tendered, the Company will issue approximately 284,000 shares of restricted stock, which will vest in annual installments over three years and will cancel options to purchase approximately 1,276,000 shares of common stock.

Mosys has consistently viewed appropriate equity incentives as a key element of its employee compensation program. Many of its outstanding options have had, for an extended period of time, exercise prices that are significantly higher than the current market price of its common stock.  Therefore, Mosys believes that this offer will increase its ability to retain valued employees.  Additional information regarding this action may be found in the Company’s Schedule TO, filed with the Securities and Exchange Commission on December 14, 2005.

(2)           In addition, the Compensation Committee of the Mosys board of directors has determined that there will be no offering period from January 1, 2006 to June 30, 2006 under the Company’s 2000 Employee Stock Purchase Plan (the “ESPP”).  Mosys believes that this action will avoid the recognition of stock-based compensation expense for shares purchased under the ESPP under SFAS 123R, which takes effect for the Company as of January 1, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONOLITHIC SYSTEM TECHNOLOGY, INC.

Date: December 14, 2005	By:	/s/ Chester Silvestri
Chester Silvestri
Chief Executive Officer